UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 10, 2008
HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	1-34073	31-0724920

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Huntington Center
41 South High Street
Columbus, Ohio	43287

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (614) 480-8300
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
     Huntington Bancshares Incorporated has adjusted its 2008 third quarter net income to $75.1 million, or $0.17 per common share, down from the previously announced net income of $115.2 million, or $0.28 per common share. The adjusted earnings reflected an additional $58.6 million pre-tax ($40.1 million after tax), or $0.11 per common share, other-than-temporary impairment (OTTI) on Alt-A mortgage-backed securities. This increased the total 2008 third quarter other-than-temporary impairment to $76.6 million pre-tax.
     At the time 2008 third quarter earnings were announced on October 16, 2008, the available data indicated two Alt-A mortgage-backed securities were other-than-temporarily impaired. After the October 16, 2008, earnings release and prior to filing of the related 2008 third quarter Form 10-Q, it became evident and was validated by our third party pricing consultant that defaults and losses on mortgage loans underlying these securities would worsen. Additionally, the expected loss severity assumption on defaulted loans was increased up to 50%. As a result of these assumption changes, the cash flows from six additional securities are now estimated to fall short of the required contractual interest and principal payments by approximately 2.4% over the estimated remaining life of these securities. As such, OTTI was recognized related to these additional six securities, which resulted in the adjustment to the previously announced 2008 third quarter earnings.
     Expected principal losses for these securities range from 0.2% to 9.5%. As a result, these securities were written down to fair value as of September 30, 2008. These fair values reflect a weighted average yield on the expected cash flows of 14.4% and an expected weighted average remaining life of 8 years. The difference between the expected loss and the OTTI will be accreted into income over the estimated lives of the securities.
Alt-A Mortgage Loan Backed Securities Portfolio

	September 30, 2008
(in thousands of dollars)	Impaired	Unimpaired	Total
Par value	$212,062	$342,844	$554,906

Book value	134,821	338,053	472,874
Unrealized losses	—	(90,405)	(90,405)

Fair value	$134,821	$247,648	$382,469

Cumulative OTTI	$76,553	$—	$76,553

Weighted average: (1)
Fair value	64%	72%	69%
Collateral LTV	73	71	72
Expected loss	2.4	0.0	0.9

(1)	Based on par values.
     Attached as exhibit 99.1 to this Form 8-K is an updated version of the Quarterly Financial Review that accompanied the October 16, 2008 earnings press release, reflecting the impact of this adjustment.
     The information contained or incorporated by reference in Item 2.02 of the Form 8-K shall be treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.
     The exhibits referenced below shall e treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
(d) Exhibits.
The following exhibit is being furnished herewith:
Exhibit 99.1 — Quarterly Financial Review, September 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED
Date: November 10, 2008	By:	/s/ Donald R. Kimble
Donald R. Kimble
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.		Description

Exhibit 99.1	—	Quarterly Financial Review, September 2008.